EXHIBIT 5

[Letterhead of Clifford Chance]

TK MIVB/55-40118781	28 August 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
ABN AMRO Holding N.V.
Issue of Shares under the Form S-8 Registration Statement

1.	DESCRIPTION OF TRANSACTION / SCOPE OF OUR ROLE

1.1
We have acted as special legal counsel (advocaten) in The Netherlands for ABN AMRO Holding N.V. ("Holding") of Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands for the sole purpose of rendering a legal opinion as to certain matters of Dutch law in connection with the registration under Form S-8 under the U.S. Securities Act of 1933, as amended (the "Form S-8"), of a total of 673,281 ordinary shares, nominal value EUR 0.56 each (the "Shares") of Holding to be offered, sold or allotted for free to employees of Holding resident in the United States, pursuant to the Combined Performance Share and Restricted Share Plan and the Share Investment and Matching Plan (the "Plans").

1.2
We have not been involved in the structuring, drafting or negotiating of the Plans. Accordingly, we assume no responsibility for the adequacy of the Plans (except to the extent expressly stated otherwise in this opinion).

1.3
Capitalised terms used herein without definition shall, unless the context otherwise requires, have the same meanings ascribed to them in the Plans. Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.

2.	DOCUMENTS EXAMINED / RELIANCE

2.1	In arriving at the opinions expressed below, we have examined and relied upon the following documents:

(a)
a faxed copy of the articles of association (statuten) of Holding dated 9 June 2005, being the currently effective articles of association according to the extract referred to in (b) below (the "Articles of Association");

(b)
a faxed copy of an abbreviated extract (beperkt uittreksel) dated 9 August 2007 from the Commercial Register of the Chamber of Commerce in Amsterdam (the "Chamber") relating to the registration of Holding under number 3322 0369 and confirmed to us by the Chamber by telephone on the time and date hereof to have remained unaltered since such date in all respects material for the purpose of this opinion;

(c)	a copy of (an extract from) the minutes of the meetings of the Managing Board of Holding held on 27 November 2001, 4 December 2001, 21 December 2001 and 11 April 2006 (the "Managing Board Minutes");

(d)
a copy of an extract from the minutes of the meetings of the Supervisory Board of Holding held on 13 February 2002 and 23 March 2006 (the "Supervisory Board Minutes" and together with the Managing Board Minutes, referred to as the "Board Minutes");

(e)	an electronically scanned copy of the minutes of the general meeting of shareholders of Holding held on 29 April 2004 (the "Shareholders Minutes" and together with the Board Minutes, the "Minutes");

(f)	a form of the Rules of the Performance Share Plan dated as approved by the Managing Board of Holding on 4 December 2001 and the Supervisory Board of Holding on 13 February 2002 (as amended); and

(g)	a form of the Rules of the Share Investment and Matching Plan as approved by the general meeting of shareholders of Holding on 29 April 2004 (as amended).

3.	ASSUMPTIONS

In examining and in describing the documents listed above and in giving this opinion we have, with your permission, assumed:

3.1	the power, capacity (corporate, regulatory and other, where applicable) and authority of the parties to whom the Shares will be issued to accept the Shares upon issue;

3.2	that each party to whom the Shares will be issued is an individual and not a legal entity;

3.3
that Holding has not been dissolved (ontbonden), declared bankrupt (failliet verklaard), or been made subject to similar insolvency procedures in other jurisdictions and that no Emergency Regulations (noodregeling) have been imposed in respect of Holding;

3.4
the due compliance with all matters (including without limitation the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, lodgments, registrations and notifications and the payment of stamp duties and other taxes) under any law other than that of The Netherlands as may relate to or be required in respect of:

3.4.1	the Plans and any Shares issued thereunder from time to time (including their creation, issuance and distribution);

3.4.2	the performance or enforcement of the Plans by or against Holding;

3.5
that any obligations under the Plans and the Shares issued thereunder which are to be performed in any jurisdiction outside The Netherlands will not be illegal or contrary to public policy under the laws of such jurisdiction;

3.6
the genuineness of all signatures on all documents or on the originals thereof, the authenticity and completeness of all documents submitted as originals and the conformity of (photo)copy, conformed copy, faxed, electronically scanned or specimen documents to the originals thereof;

3.7	that there are no supplemental terms and conditions agreed between the parties in relation to the Plans or the Shares issued thereunder that could affect or qualify our opinion as set out herein;

3.8
that any options under the Plans and any the Shares will be issued by Holding in accordance with the provisions of the Plans, the Minutes and all applicable securities laws and regulations, including those of the relevant stock exchanges;

3.9	that each time when the Shares are issued as contemplated in the Plans:

3.9.1	the authorised share capital (maatschappelijk kapitaal) and the issued share capital (geplaatst kapitaal) of Holding is such that the Shares can be validly issued;

3.9.2
all resolutions required to be adopted (and any other corporate action required to be taken) by the general meeting of shareholders, the Managing Board, the Supervisory Board or any other corporate body of Holding for the valid issue of the Shares will have been validly passed (and be validly taken) and remain in full force and effect without modification and comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law;

3.10
that the delegation of the power to issue Shares by the general meeting of shareholders of Holding to the Managing Board as resolved in the Shareholders Minutes, is currently in force and will be annually extended;

3.11
that the Minutes remain in full force and effect and unaltered, that all factual statements made therein are correct, that the undertakings contained in the Minutes will be observed by the Holding, that Holding's Managing Directors, in resolving to enter into the Plans and to issue the Shares, acted bona fide and in Holding's corporate interest, that none of Holding's Managing Directors has a conflict of interest with Holding in respect of the Plans or the issue of the Shares that would preclude them from validly representing Holding and that the general meeting of shareholders of Holding has not appointed any other persons than the Managing Directors to represent Holding;

3.12
that the Managing Board of Holding has duly resolved, or will duly resolve (as the case may be) to establish the Plans and to issue Shares from time to time thereunder, that the Supervisory Board of Holding has duly approved, to the extent necessary, or will duly approve (as the case may be) this resolution of the Managing Board, and that such resolutions remain in full force and effect and unaltered;

3.13	due compliance by Holding with the Works Council Act and the Act on the European Works Council;

3.14
that the Shares will have been or will be issued and duly accepted by the subscribers therefore to the extent required under and in accordance with any applicable law and the Articles of Association as in force at the time of issue;

3.15
that upon issue of the Shares, at least a consideration (in cash or in kind) will be paid to Holding on each of the Shares with a value equal to the nominal amount thereof and any premium agreed upon at the issue thereof in accordance with the laws of The Netherlands;

3.16
that the Shares will be issued on the basis of a valid legal act (geldige rechtshandeling) and will be validly credited to the relevant account (girodepot) with Euroclear Netherlands and each person subscribing for the Shares will acquire a proportionate share in the relevant custody account (verzameldepot) which the relevant associated institution (aangesloten instelling) holds with Euroclear Netherlands; and

3.17	that any pre-emptive rights in respect of the issue of the Shares will have been observed or validly executed.

4.	SCOPE OF OUR REVIEW / MATTER EXCLUDED

4.1	We express no opinion:

4.1.1
as to any law other than the laws of The Netherlands in force as at the date hereof as applied and interpreted according to present published case-law of The Netherlands courts, administrative rulings, notices from and communications with the Dutch Central Bank (De Nederlandsche Bank N.V.), the Ministry of Finance and the Authority for the Financial Markets (Autoriteit Financiële Markten) and authoritative literature;

4.1.2
even though the Plans contemplate the issuance of the Shares after the date hereof, that the future or continued performance of any of Holding's obligations under or the consummation of the transactions contemplated by the Plans and the Shares issued thereunder will not contravene such laws, application or interpretation if altered in the future;

4.1.3
except as explicitly stated below, on international law, including (without limitation) the rules of or promulgated under or by any bi- or multi-lateral treaty or treaty organisation (unless implemented into the laws of The Netherlands) or on any anti-trust, data protection, insider dealing, market abuse or competition laws;

4.1.4	on the tax laws of The Netherlands;

4.1.5
with regard to the effect of any systems of law (other than the laws of The Netherlands) even in cases where, under Dutch law, any foreign law falls to be applied and we assume that any applicable law (other than Dutch law) would not affect or qualify our opinion as set out below; or

4.1.6	on any commercial, accounting or other non-legal matter or on the ability of the Holding to meet its financial or other obligations under the Plans and the Shares issued thereunder.

4.2
We have not been concerned with investigating or verifying the accuracy of any facts, representations or warranties set out in any of the Plans (with the exception of those matters on which we have specifically and expressly given our opinion). To the extent that the accuracy of such facts, representations and warranties not so investigated or verified and of any facts stated in any of the other documents listed above (or orally confirmed) is relevant to the contents of this opinion, we have assumed, with your permission, that such facts, representations and warranties were true and accurate when made and remain true and accurate.

4.3
Other than to review the documents listed above, we have not examined any contracts, instruments or other documents entered into by or affecting Holding or any of its corporate records and, although we have made the enquiry referred to in paragraphs 2.1(b) above, we have not undertaken any factual investigations or made any other enquiries or searches concerning Holding and we have otherwise assumed that:

4.3.1
no effective resolution has been passed approving a voluntary winding-up, a statutory merger (juridische fusie) or a de-merger (splitsing) of Holding (where, in either of the latter two cases, Holding would be the disappearing entity);

4.3.2	no petition has been presented to, and no order has been made by, a court for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) of Holding or for any emergency measures

(noodregeling, "Emergency Measures") to be imposed in respect of Holding within the meaning of Chapter 3.5.5 of the Financial Markets Supervision Act (Wet op het financieel toezicht, "Wft"); and

4.3.4	no receiver, trustee, administrator or similar officer has been appointed in respect of Holding or any of its respective assets.

4.4
Where an assumption is stated to be made in this opinion, we have not made any investigation with respect to the matters that are the subject of such assumption and we express no view as to such matters.

5.	OPINION

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to such legal considerations as we deem relevant, we are of the opinion that:

5.1	Issuance of Shares

The Shares deliverable under the Plans, when delivered in accordance with the Plans, will be validly issued, fully paid (“volgestort”) and non-assessable.

6.	QUALIFICATIONS

The opinion expressed above is subject to the following qualifications:

6.1
the terms "enforceable", "legal", "valid", "binding" (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which Dutch law generally recognises and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of The Netherlands will in any event be subject to:

(i)
the degree to which the relevant obligations are enforceable under their governing law (if other than Dutch law) and the availability under such law of defences such as, without limitation, set-off (unless validly waived), fraud, duress, misrepresentation, undue influence, unforeseen circumstances, force majeure, error, abatement and counter-claim;

(ii)
the nature of the remedies available in such courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(iii)	the acceptance by such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere;

(iv)	prescription or limitation periods (within which suits, actions or proceedings must be brought); and

(v)
sanctions implemented or effective in The Netherlands under the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten), the Import and Export Act (In- en Uitvoerwet) or the Wft;

in addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency,

moratorium and other similar laws of general application (including the imposition of Emergency Measures) relating to or affecting generally the enforcement of creditors' rights and remedies from time to time in effect (including the doctrine of voidable preference within the meaning of Section 3:45 of the Netherlands Civil Code and/or Section 42 et.seq. of the Netherlands Bankruptcy Act) and any emergency measures that may be taken by the Dutch Government under the Dutch Financial Relations Emergency Act (Noodwet Financieel Verkeer);

6.2
any transaction (rechtshandeling) entered into by a legal entity may be contested by such legal entity (or its receiver in bankruptcy) on the basis of section 2:7 of the Netherlands Civil Code, if both (a) the transactions cannot serve the attainment of the objects as expressed in the articles of association of the legal entity, and (b) the counterparty or counterparties under the transactions new or should reasonably have known (without any enquiry) of this fact.

As regards (a):

In determining whether the entering into of certain transactions is in furtherance of the objects and purposes of a Netherlands company, it is important to consider (x) the text of the objects clause in the articles of association of such Netherlands company, (y) whether such transactions are in the Netherlands company's corporate interest (vennootschappelijk belang) and to its benefit, and (z) whether or not the subsistence of such Netherlands company is jeopardised by such transactions.

The mere fact that a certain transaction is explicitly mentioned in a Netherlands company’s objects clause may not be conclusive evidence to state that such a transaction is not ultra vires. Following a majority of the authoritative legal writers, the Supreme Court of The Netherlands has rendered judgments that a transaction should in any event be in the corporate interest of a Netherlands company in order to be intra vires.

As regards (b):

In the event that a Netherlands company invokes (the defence of) ultra vires before a Netherlands court, and the counterparty to the relevant transaction can demonstrate that it relied on statements as to the scope of the company's objects clause made by that company’s managing director(s), prior to entering into the relevant agreements, this will give rise to the presumption that such counterparty could reasonably have assumed that the transaction was within the company's objects. This presumption will avoid the defence being invoked successfully, provided that it cannot be established that the beneficiary had actual knowledge that could rebut such presumption;

6.3
it is our understanding that "non-assessable" (as used in opinion paragraph 5.1 above) means that the holder of a security which is non-assessable has no further obligation to pay up any amounts to the issuer of such security;

6.4
we have not verified that Holding is in compliance with its obligations under the Wft, nor have we verified that the issue of the Shares or its performance of any of the transactions contemplated by the Plans do not breach or infringe the Wft or any of the regulations, directives or guidelines issued pursuant to the Wft and applicable to Holding, and we express no opinion on such matters herein; and

6.5
in issuing this opinion we do not assume any obligation to notify or to inform you of any development subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

7.	RELIANCE

This opinion:

7.1
expresses and describes Netherlands legal concepts in English and not in their original Dutch terms; consequently, this opinion is issued and may only be relied upon on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of The Netherlands;

7.2	speaks as of [10.00] hours Netherlands time on the date stated above;

7.3
is addressed to you and is solely for your benefit and may not be relied upon by any other person, other than the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we fall in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933; and

7.4	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

Yours faithfully,

/s/ C.J. Kothe
C.J. Kothe
Clifford Chance
Limited Liability Partnership